Exhibit 10.6

FIRST AMENDMENT
TO

EMPLOYMENT AGREEMENT

This first amendment dated as of October 17, 2024, to that employment agreement (this “First Amendment”), is entered between Mainz Biomed N.V., a Dutch public company (“Company”), and William J. Caragol (the “Employee” and, together with the Company, each, a “Party” and collectively, the “Parties”).

PRELIMINARY STATEMENTS

A. Reference is hereby made to that employment agreement, dated as of April 29, 2022 (the “Agreement” as may be amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time and in effect immediately prior to the effectiveness of this First Amendment (the “Existing Agreement” and the Existing Agreement, as amended by this First Amendment the “Amended Agreement”), between the Company and the Employee.

B. The Parties desire to amend certain of the terms and provisions of the Existing Agreement as specifically set forth in this First Amendment.

C. The Parties are prepared to amend the Existing Agreement subject to the conditions and in reliance on the representations set forth in this First Amendment.

Accordingly, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein, including in preamble and the preliminary statements hereto, shall have the meanings assigned to such terms in the Existing Agreement.

SECTION 2. Amendment to Existing Agreement. In reliance upon the representations and warranties set forth in Article 4 herein, the Existing Agreement is hereby amended as follows:

(a)	Article 2.2 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“Duties. During the Employment Term, the Employee shall devote fifty percent (50%) of Employee’s business time and attention to the performance of the Employee’s duties hereunder; provided that you will not otherwise engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly. Annex A to the Employment Agreement is deleted in its entirety.”

(b)	Article 4.1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“Base Salary. The Company shall pay the Employee an annual rate of Base Salary (as defined herein) of US$175,000. The Company shall pay the Base Salary due hereunder in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Employee’s Base Salary shall be reviewed at least annually by the Board’s Compensation Committee or, in its absence, the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase the base salary during the Employment Term. However, the Employee’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior employees. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(c)	Article 4.8 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, to be approved by the Company’s CEO prior to reimbursement. The Company will reimburse the Employee for maintaining a remote office, up to $750 per month.”

(d)	Article 5.2 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“5.2 Termination Without Cause or for Good Reason. The Employment Term and the Employee’s employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Employee’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”), the Employee shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the Employee’s base salary equal to the maximum salary such Employee received during the Employment Term (the “Termination Base Salary”), which shall begin within ten (10) days following the Termination Date; provided that, the first installment payment of such Termination Base Salary shall include all amounts that would otherwise have been paid to the Employee during the period beginning on the Termination Date and ending twelve (12) months thereafter;

(b) An amount equal to Employee’s target Annual Bonus for the year in which the termination takes place, with all criterion for such Annual Bonus deemed to be achieved

(c) Vesting of (i) an additional 12 months (removing any cliff) under all time-based vesting schedules for equity based incentives held by Employee and (III) 25% of any shares underlying equity incentives, the vesting of which is based on meeting specific milestones; (d) the Company shall reimburse the Employee for up to $2,500 of the monthly U.S. health insurance premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the tenth of the month immediately following the month in which the Employee timely remits the premium payment. the Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 2-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive health insurance coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.”

SECTION 3. Conditions Precedent to Effectiveness of First Amendment. This First Amendment shall become effective as of November 1, 2024 (the “First Amendment Effective Date”) upon satisfaction of each of the following conditions precedent (except to the extent such conditions precedent are subject to Section 4):

(a) First Amendment. This First Amendment shall have been duly executed and delivered by each Party.

SECTION 4. Representations and Warranties. All representations and warranties contained in the Amended Agreement shall be true and correct in all respects as of the First Amendment Effective Date as though made on and as of the First Amendment Effective Date (or, to the extent such representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct as of such earlier date).

Each Party represents and warrants that:

(a) Authorization; No Contravention. The execution, delivery and performance by such Party of this First Amendment (i) has been duly and validly authorized by all corporate, stockholder, partnership or limited liability company action required to be taken by such Party, and (ii) does not violate or contravene such Party’s governing documents or any applicable law or any material agreement or instrument or any court order which is binding upon such Party or its property.

(b) Enforceability. Each of this First Amendment, and the Amended Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 5. Survival of Representations and Warranties. All representations and warranties made in this First Amendment shall survive the execution and delivery of this First Amendment. Such representations and warranties have been or will be relied upon by the parties and shall continue in full force and effect as long as any obligation under the Amended Agreement shall remain unpaid or unsatisfied.

SECTION 6. Effect of First Amendment, Other Agreements, Etc.

(a) Effect of First Amendment. After giving effect to this First Amendment on the First Amendment Effective Date, the Amended Agreement shall be and remain in full force and effect in accordance with its terms and is hereby ratified and confirmed by the parties in all respects. The execution, delivery, and performance of this First Amendment shall not operate as a waiver of any right, power, or remedy of any Party under the Existing Agreement. Each Party hereby acknowledges and agrees that, after giving effect to this First Amendment, all of its obligations and liabilities under the Existing Agreement to which it is a Party, as such obligations and liabilities have been amended by this First Amendment, are reaffirmed and remain in full force and effect. All references to the Existing Agreement in any document or instrument delivered in connection therewith shall be deemed to refer to the Amended Agreement. Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Agreement, which shall remain in full force and effect, except as modified hereby.

(b) Limited Effect. This First Amendment relates only to the specific matters expressly covered herein, shall not be considered to be an amendment or waiver of any rights or remedies that any Party may have under the Existing Agreement or under applicable law, and shall not be considered to create a course of dealing or to otherwise obligate in any respect a Party to execute similar or other amendments or waivers or grant any amendments or waivers under the same or similar or other circumstances in the future.

SECTION 7. Miscellaneous.

(a) Headings. Section headings in this First Amendment are included herein for convenience and do not affect the meanings of the provisions that they precede.

(b) Severability. If any provision of this First Amendment is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this First Amendment, and this First Amendment shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

(c) Binding Effect. This First Amendment binds and is for the benefit of the successors of each Party.

(d) Governing Law. This First Amendment shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

(e) Execution in Counterparts. This First Amendment may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. Facsimile or other electronically scanned and delivered signatures, including by e-mail attachment, shall be deemed originals for all purposes of this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

Employee

By:	/s/ William J. Caragol
Name:	William J. Caragol

Mainz Biomed N.V.

By:	/s/ Guido Baechler
Name:	Guido Baechler
Title:	CEO

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